Exhibit 7
Consolidated Report of Condition of
Wells Fargo Bank National Association
of 101 North Phillips Avenue, Sioux Falls, SD 57104
And Foreign and Domestic Subsidiaries,
at the close of business December 31, 2010, filed in accordance with 12 U.S.C. §161 for National Banks.

		Dollar Amounts
		In Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$17,518
Interest-bearing balances		57,228
Securities:
Held-to-maturity securities		0
Available-for-sale securities		150,439
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices		1,656
Securities purchased under agreements to resell		16,821
Loans and lease financing receivables:
Loans and leases held for sale		38,095
Loans and leases, net of unearned income	691,483
LESS: Allowance for loan and lease losses	19,637
Loans and leases, net of unearned income and allowance		671,846
Trading Assets		30,824
Premises and fixed assets (including capitalized leases)		8,129
Other real estate owned		5,713
Investments in unconsolidated subsidiaries and associated companies		659
Direct and indirect investments in real estate ventures		111
Intangible assets
Goodwill		20,931
Other intangible assets		26,452
Other assets		55,856

Total assets		$1,102,278

LIABILITIES
Deposits:
In domestic offices		$747,742
Noninterest-bearing	165,559
Interest-bearing	582,183
In foreign offices, Edge and Agreement subsidiaries, and IBFs		99,235
Noninterest-bearing	2,029
Interest-bearing	97,206
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices		2,930
Securities sold under agreements to repurchase		16,102

Dollar Amounts
In Millions

Trading liabilities	15,647
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	40,254
Subordinated notes and debentures	19,252
Other liabilities	37,554

Total liabilities	$978,716

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	519
Surplus (exclude all surplus related to preferred stock)	98,971
Retained earnings	17,489
Accumulated other comprehensive income	5,280
Other equity capital components	0

Total bank equity capital	122,259
Noncontrolling (minority) interests in consolidated subsidiaries	1,303

Total equity capital	123,562

Total liabilities, and equity capital	$1,102,278

I, Howard I. Atkins, EVP & CFO of the above-named bank do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.
Howard I. Atkins
EVP & CFO
We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.
John Stumpf                                        Directors
Dave Hoyt
Michael Loughlin